Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

 FOR IMMEDIATE RELEASE
May 25, 2012

WINTHROP REALTY TRUST ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER EFFECTIVE JUNE 15, 2012;
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JOHN GARILLI ELECTED NEW CHIEF FINANCIAL OFFICER

FOR IMMEDIATE RELEASE – BOSTON, May 25, 2012/ -- Winthrop Realty Trust (NYSE:FUR) announced today that Thomas Staples, its Chief Financial Officer, has elected to resign his position effective June 15, 2012 to pursue other opportunities.  “I have enjoyed my time at Winthrop and the lasting friendships I have made and look forward to the next chapter of my life” stated Mr. Staples.

Winthrop further announced that John Garilli, its Chief Accounting Officer, has been elected to replace Mr. Staples as Chief Financial Officer effective June 15, 2012.

Ms. Tiffany, Winthrop’s President, stated “We are extremely grateful to Tom for his contribution to the Company and wish him well in his future endeavors.  We are delighted that John has accepted the position of Chief Financial Officer and look forward to continuing to work with John in his new capacity.  John has significantly contributed to Winthrop in the past and has been a valuable executive for the Company.”

Mr. Garilli is currently Winthrop’s Chief Accounting Officer and has been with FUR Advisors’, Winthrop’s external advisor, and its affiliates since 1995 serving in various capacities in its accounting department.

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About Winthrop Realty Trust

Winthrop Realty Trust, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate financial instruments including CMBS, bonds, REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.